EXHIBIT 23



                       CONSENT OF INDEPENDENT ACCOUNTANTS



The  Board  of  Directors
Concurrent  Computer  Corporation  and  subsidiaries:

We consent to the incorporation by reference in the registration statement of Concurrent Computer Corporation on Form S-8 of our report dated July 31, 1999, relating to the consolidated balance sheets of Concurrent Computer Corporation and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of operations, redeemable preferred stock, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 1999, and the related schedule, which report appears in the June 30, 1999 annual report on Form 10-K of Concurrent Computer Corporation.


                                    /s/  KPMG  LLP



Atlanta,  Georgia
September 24, 1999

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